Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Shopify Inc. of our report dated February 17, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears as Exhibit 1.2 of Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2020.

We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form included in Exhibit 1.1 of Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Ottawa, Canada
July 28, 2021